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ITEM 77I/77Q1(D) - TERMS OF NEW OR AMENDED SECURITIES:

COLUMBIA FUNDS SERIES TRUST I

On November 27, 2013, Form Type 485(b), Accession No. 0001193125-13-456489, an
amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered new Class R5 shares of Columbia Tax-Exempt Fund, effective December 1, 2013, and describes the characteristics of the new class of shares.